Report of Independent Accountants



To the Trustees and Shareholders of GMO Trust:


In planning and performing our audits of the financial statements of GMO U.S. Core Fund, GMO Growth Fund, GMO Value Fund, GMO Short-Term Income Fund, GMO Tobacco-Free Core Fund, GMO Small Cap Value Fund, GMO U.S. Sector Fund, GMO International Bond Fund, GMO Small Cap Growth Fund, GMO Emerging Country Debt Fund, GMO Domestic Bond Fund, GMO Currency Hedged International Bond Fund, GMO Inflation Indexed Bond Fund, GMO Global Bond Fund, GMO Real Estate Fund, GMO World Balanced Allocation Fund, GMO Global (U.S.+) Equity Allocation Fund, GMO International Equity Allocation Fund, GMO Core Plus Bond Fund, GMO Emerging Country Debt Share Fund, GMO Tax-Managed U.S. Equities Fund, GMO International Small Companies Fund, GMO Emerging Markets Fund, GMO Global Hedged Equity Fund, GMO Currency Hedged International Equity Fund, GMO Foreign Fund, GMO Emerging Countries Fund, GMO Asia Fund, GMO Tax- Managed International Equities Fund, GMO Tax Managed Small Companies Fund, GMO International Intrinsic Value Fund, GMO Foreign Small Companies Fund, GMO International Disciplined Equity Fund, GMO Intrinsic Value Fund, GMO Taiwan Fund, GMO Short-Duration Collateral Fund and GMO International Growth Fund (each a series of GMO Trust, hereafter referred to as the "Trust") for the year ended February 28, 2003, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that controls may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of February 28, 2003.



This report is intended solely for the information and use of the Board of Directors, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.


PricewaterhouseCoopers LLP
Boston, Massachusetts
April 15, 2003